                                                                    EXHIBIT 99.9

GMAC MORTGAGE

March 10, 2005

REDWOOD TRUST, INC.
KERRY A. LAYDEN
ONE BELVIDERE PLACE
SUITE 300
MILL VALLEY, CA 94941

RE:   ANNUAL OFFICERS STATEMENT OF COMPLIANCE
      YEAR ENDING 2004
      GMACM INVESTOR AGREEMENT # 41040

We hereby certify to the best of our knowledge and belief, that for the calendar year 2004:

1. A review of the activities of the Seller/Servicer and of performance according to the Seller / Servicer contract has been made with the undersigned Officer's knowledge.

2. To the best of the undersigned Officer's knowledge, and based on such review, the Seller / Servicer has fulfilled all its obligations under the Guides for such year.

3. If applicable, GMACM has filed the information rerurns with respect to the receipt of mortgage interest pursuant to Sections 6050H, 6050J and 6050P of the Code, received in a trade Or business, reports of foreclosures and abandonment's of any Mortgaged Property and the information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property.

4. All hazard, flood, FHA mortgage insurance and primary mortgage insurance premiums, taxes, ground rents, assessments and other lienable items have been paid in connection with the mortgaged properties.

5. All property inspections have been completed as required.

6. Compliance relative to Adjustable Rate Mortgages has been met.

7. Fidelity Bond and Errors and Omissions Insurance coverage is current, in full force and effect.

Servicer:   GMAC Mortgage Corporation

By:         /s/ Michael Kacergis
            -------------------------------
Name;       Michael Kacergis

Title:      Manager, Contract Administration
            National Loan Administration Risk and Compliance

500 Enterprise Road
Suite 150
Horsham, PA 19044